Exhibit 10.1

August 7, 2014

Nitro Petroleum, Inc.
Mr. James Borem
624 W. Independence St.
STE. 101
Shawnee, OK 74804

Re: Proposal to Purchase the Capital Stock of Nitro Petroleum, Inc.

Dear Mr. Borem:

This letter (this "Letter") is intended to summarize the principal terms of a proposal being considered by Core Resource Management, Inc. ("Buyer") regarding its  acquisition of all of the outstanding capital stock of Nitro Petroleum, Inc. (collectively, the "Company") from Company and the Shareholders hereby ("Seller"). The acquisition of the stock of the Company is referred to as the "Transaction" and Buyer and Seller are referred to collectively as the "Parties."

It is the intent to utilize the structure of a Reverse Triangular Merger, “A Merger of a wholly owned subsidiary of Buyer with and into the Company, with the Company surviving the merger.” Other Merger structures, potential outcomes, and subsequent tax considerations, may be considered. However, after careful analysis and consider other potential business synergies, this appears to be the best approach to structure the deal.

1.                   Acquisition of Shares and Purchase Price.

(a)            Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction Buyer would acquire all of the outstanding shares of Capital Stock of the Company (the "Shares"), free and clear of all encumbrances, at the purchase price set forth in Section 1(b).  It is the intent of both parties to utilize a single merger process.  As such, the subsidiary company with be set up to contain the shares necessary to consummate the transaction.  Simultaneously, a proxy will be drafted and submitted to shareholder.  Regulatory filings and reporting will take place during this time.

(b)            The purchase price consideration to acquire the Shares of Nitro Petroleum would be CRMI Common Stock (the "Purchase Price") paid upon execution, subject to adjustment, and payable as follows:

(i)             Share fully payable at the closing of the Transaction; and

(ii)            Share price consideration of both Companies, and the amount for consideration thereby, will be determined upon a conversion ratio of 10.5 shares of Nitro Petroleum to 1 share of Core Resource Management.  This was based on a benchmark of the weighted average of the share prices over the preceding quarter plus a premium value given to the Nitro shareholders as discussed and approved by Nitro management.

(iii)          Shares to be deposited with a mutually agreeable transfer agent, in accordance with Securities Law, to be held for the regulated period of time after the closing, in order to secure the performance of Seller’s post-closing obligations under the definitive purchase agreement.

(c)            Buyer will modify the purchase price based upon calculated share price at a ratio described above and on the basis of the following assumptions:

(i)            Working capital at the closing of the Transaction will be stated at the time of agreement execution, calculated in accordance with US GAAP, consistently applied. The Purchase Price payable at closing would be increased or decreased based on changes in the Company's working capital, on a dollar-for-dollar basis.

2.                   Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Letter, the Parties shall commence to draft a definitive Merger agreement (the "Definitive Agreement") relating to Buyer's acquisition of all of the Shares, to be drafted by Buyer's counsel. The Definitive Agreement will include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter.

3.                   Conditions. Buyer's obligation to close the proposed Transaction will be subject to customary conditions, including:

(a)            Buyer's satisfactory completion of due diligence;

(b)           the Board of Directors and stockholders of Buyer and Seller approving the Transaction;

(c)           the Parties' execution of the Definitive Agreement and the ancillary agreements;

(d)           The receipt of all regulatory approvals and third party consents, on terms satisfactory to both parties, including Regulatory approval, and SEC merger approvals for each phase of the deal.

(e)            Buyers’ stockholder approval of the issuance of the buyer’s stock as consideration.

(f)             Key Employees, Mr. James Borem and Mr. Larry Wise, entering into employment agreements with the Company on terms to be agreed upon between he and the Buyer;

(g)           Seller and its affiliates entering into restrictive covenants, in a form acceptable to Buyer, agreeing not to: (i) hire or solicit any employee of the Buyer or encourage any such employee to leave such employment for a period of Two years following the closing; and

(h)           There being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Sellers’ Company.

4.                   Buyer Provisions.  In Addition to the Premium Price Buyer will pay for the outstanding Shares of NITRO Stock, Buyer also represents that it will:

(a)           Actively manage its Stock within the framework of the Capital markets through active management, marketing and public relations campaigns.

(b)           Continue to stay at the forefront of Risk Management and employ the highest level of Quantitative Risk Evaluation to all current holdings and future investments and divestitures.

(c)            Maintain highest level of thoroughness and timeliness regarding all Federal and State Securities Filings and Compliance work.

(d)           Continually update and maintain the internal Corporate Governance procedures to diligently run and maintain a Company with required checks and balance systems.

5.                   Due Diligence. From and after the date of this Letter, Seller will authorize the Company's management to allow Buyer and its advisors full access to the Company's facilities, records, key employee’s customers, suppliers and advisors for the purpose of completing Buyer's due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the Company's financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as Buyer's accountants, tax and legal counsel, and other advisors deem relevant. Most such due diligence is well underway, and in some instances complete.

6.                   Employment Arrangements. Buyer would offer employment to substantially all of the Company's employees and would expect the Company's management to use its reasonable best effort to assist Buyer to employ those individuals.

7.                   Covenants of Seller. During the period from the signing of this Letter through the execution of the Definitive Agreement, Seller will cause the Company to:

(i)              Conduct its business in the ordinary course in a manner consistent with past practice,

(ii)            Maintain its properties and wells in working and producing fashion

(iii)           Use its best efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

(iv)           Eliminate unnecessary overhead costs as prescribed within it most recent press release.

(v)            Not cause any of its assets to be encumbered, pledged, or devalued in any manner.

8.                   Exclusivity.

(a)            In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter has terminated in accordance with the provisions of paragraph 9 (such period, the "Exclusivity Period"), neither the Company or any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates nor Seller (the Seller collectively with the Company and all such persons and entities, the "Seller Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an "Acquisition Proposal") to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer.

(b)           Immediately upon execution of this Letter, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

(c)            If within the Exclusivity Period, Seller does not execute definitive documentation for the Transaction reflecting the material terms and conditions for the Transaction set forth in this Letter or material terms and conditions substantially similar thereto (other than as a result of either the mutual agreement by Buyer and Seller to terminate this Letter or to change such material terms and conditions in any material respects or the unilateral refusal of Buyer to execute such definitive documentation), then Seller shall pay to Buyer an amount equal to the reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel, accountants, due diligence personnel, travel and other related expenses) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds on the day that is the first business day after the Exclusivity Period.

9.                   Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and the Company or (ii) mutual agreement of Buyer and Seller Company to modify the terms or separate. Notwithstanding anything in the previous sentence, paragraphs 10, 11 and 13 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

10.                Bid Expiration. This offer will remain in effect until August 31, 2014. By which time there must be a merger stock purchase agreement executed, the time must be mutually extended, or new terms must be negotiated.   The exact share price premium to be exchanged will be included in a tender offer and will be made by the purchaser by the above date.  The consideration rate for CRMI stock will be made at a rate of 10.5 to 1 share of NITRO stock.

11.                GOVERNING LAW. This letter shall be governed by and construed in accordance with internal laws of the state of NEVADA, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the state of NEVADA.

12.                Confidentiality. This Letter is confidential to the Parties and their representatives and is subject to the confidentiality agreements entered into between Buyer and Seller on July 8, 2014, July 22, 2014, and July 31, 2014 which continues in full force and effect.

13.                No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

14.                Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers, legal counsel, and other advisors, incurred in connection with the proposed Transaction. (notwithstanding Section 8(c))

15.                Terms of Agreement Express the Intent of Parties to Proceed. This Letter reflects the intention of the Parties.  Both parties recognize a significant expense has been levied in the consummation of such meeting of the minds.  As such the parties wish these to be the basic terms that will be carried forthwith into a material stock purchase merger agreement between the two parties to be immediately drafted.  While these material terms are being drafted both parties will deal exclusively with the other and shall not shop for other offers.  Further all dealing between the parties that do not necessitate public disclosure obligations will remain strictly confidential.  The binding nature may give rise to enforceability of paragraphs Eight through Thirteen if such agreement is broken.  This agreement shall apply to any subsidiary that may be formed to consummate such transaction or hold assets of Companies that are part of the consideration for which is bargained here.

16.                Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.  The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

17.             Attachments to follow.  Attachments will be considered part of this agreement include:

(a)            Exclusivity Agreement

(b)            Confidentiality Agreement

(Signature Page to Follow)

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of Mr. James Clark.

Very truly yours,

Core Resource Management, Inc.
3131 E. Camelback Road
Phoenix, Arizona 85016

By:	/s/James D. Clark
Name: Mr. James Clark
Title: Chief Operating Officer

Agreed to and accepted:

Nitro Petroleum, Inc.
624 W. Independence St.
STE. 101
Shawnee, OK 74804

By:	/s/James G. Borem
Name: Mr. James Borem
Title: Chief Operating Officer